Exhibit 99.1

FOR IMMEDIATE RELEASE

GERALD W. DEITCHLE APPOINTED TO THE BOARD OF BJ’S RESTAURANTS, INC.

Huntington Beach, California, November 23, 2004 – BJ’s Restaurants, Inc. (NASDAQ: BJRI) announced that Gerald W. (Jerry) Deitchle has been appointed to its Board of Directors. Mr. Deitchle has over 27 years of executive and financial management experience with national restaurant and retail chain operations. Since April 2004, Mr. Deitchle has served as President, Chief Operating Officer and a Director of Fired Up, Inc., a privately held restaurant company that owns, operates and franchises the rapidly growing Johnny Carino’s Italian casual dining restaurant concept, with 135 restaurants currently open. From 1995 to 2004, he was employed by The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants. At The Cheesecake Factory, Mr. Deitchle served as Chief Financial Officer and was also named corporate President in 2002. Mr. Deitchle earned a BBA from Texas A&M University and an MBA from The University of Texas at San Antonio. He also holds the CPA, CMA, CFM and CCP designations.

Chairman and co-CEO, Paul Motenko stated, “We are very pleased to welcome Jerry Deitchle to our Board. He is an extremely well-regarded executive with tremendous restaurant sector experience. We believe that BJ’s Restaurants is exceptionally fortunate to have his insight and experience available as we continue towards our goal of becoming a national restaurant company.”

Mr. Deitchle joins Peter A. Bassi, Larry D. Bouts, Shann M. Brassfield, James A. Dal Pozzo, John F. Grundhofer and J. Roger King as independent directors.

BJ’s Restaurants, Inc. currently owns and operates 35 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The company’s restaurants are located in California (25), Texas (4), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.